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PSE&G's Logo
Public Service Electric and Gas Company

80 Park Plaza
Newark, New Jersey 07107
201-430-7620

Mailing Address:
PO Box 570
Newark, New Jersey, 07101

May 27, 1995

Mr. Elbert C. Simpson
13618 S. 34th Street
Phoenix, Arizona 85044

Dear Mr. Simpson:

          In Conjunction with your employment as Senior Vice President - Nuclear Engineering of Public Service Electric and Gas Company (PSE&G), the agreed terms of employment are as follows:

               1. The effective date of your employment with PSE&G shall be June 30, 1995 or such earlier date as may be agreed to in writing (the Date of Employment (DOE)).

               2. You shall be paid a salary at the annual rate of $225,000, which salary may be increased, but shall not be reduced, thereafter during the five - year period commencing on the DOE. This initial annual rate of salary shall remain in effect until December 31, 1996.

               3. PSE&G will make a cash payment to you on the DOE in the amount of $126,000 to compensate you for the loss of benefits under plans of your present employer. You agree to repay this amount ($126,000) to PSE&G if you voluntarily terminate your employment with PSE&G prior to five years from the DOE.

               4. PSE&G will make a further cash payment to you on the DOE in the amount of $60,000 as inducement for you to commence employment with PSE&G.

               5. You shall be entitled to those benefits from time to time available to officers and employees of PSE&G generally, except as otherwise provided in this letter. You shall be initially eligible for a minimum of four weeks of vacation per year. In addition, financial counseling will be available to you on the same terms and conditions that it is provided to officers of PSE&G.

               6. PSE&G will compensate you for reasonably incurred moving and relocation expenses in accordance with PSE&G's Relocation Program. Such compensation shall specifically include

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          reimbursement of any sales commissions on your existing principal residence and will also include, if you so elect, the purchase of your principal residence at an appraised value. In addition, PSE&G will provide your, spouse and children temporary living expenses in New Jersey for a period of up to six months and will provide for the taxes associated with providing you housing in New Jersey during such 6 - month period.

               7. You may be discharged with or without cause at any time. If you should be discharged without cause during the five - year period commencing on DOE, PSE&G will pay to you the salary in effect pursuant to Paragraph 1 above at the time of your discharge for a period of twelve months following such discharge, or for the remainder of such five - year period, whichever is less. "Cause" shall mean (i) the willful or negligent dereliction of, and continued failure by you to perform your duties with PSE&G (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for performance is delivered to you by the Chief Executive Officer or Chief Nuclear Officer of PSE&G which identifies the manner in which the CEO or CNO believes that you have not so performed your duties, or (ii) any conduct constituting a felony or moral turpitude.

               8. Your participation in PSE&G's Management Incentive Compensation Plan (MICP) for 1995 will reflect a full year's award. Your target incentive award as Senior Vice President - Nuclear Engineering will initially be 20% of salary. This may be adjusted from time to time in accordance with established plan procedures. In addition, to provide an appropriate transition adjustment, because any MICP awards are paid out one third annually over a three-year period, PSE&G will pay to you the following lump sum cash payments in January of the following years: 1996 - $45,000; 1997 - $30,000; 1998 - $15,000; in addition to any payouts which may result from your participation in the MICP itself. Copies of the MICP and the calculation determining the 1994 corporate factor have previously been forwarded to you.

               9.   As Senior Vice President - Nuclear Engineering, you
          will participate in the Long - Term Incentive Plan (LTIP) of Public Service Enterprise Group Incorporated (Enterprise), the parent of PSE&G. The LTIP provides senior officers selected by the Organization and Compensation Committee with options to purchase shares of Enterprise Common Stock. The options generally are granted in January and become exercisable three years after the date of grant, and the LTIP provides for payments to be made, dependant upon dividends paid by Enterprise and future financial performance by Enterprise in comparison to other corporations, to assist the officers in exercising the options granted. I will recommend to the Organization and Compensation Committee that you be granted 1,200 options in January 1996 (which would be exercisable in 1999). In addition, I will recommend to the Organization and Compensation Committee that you also be granted 600 stock options under the LTIP which are exercisable in 1996, 800 stock options exercisable in 1997, and 1,000 stock options exercisable in 1998. Such options would be subject to all of the provisions of the LIPT and would permit the purchase by you of numbers of shares granted by the Organization and Compensation Committee that appropriately reflect your responsibilities and ability to contribute to the long term success of Enterprise.
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               10.  In light of your allied work experience, you shall be granted credited service, in addition to that earned as a result of your employment by PSE&G, for the purpose of determining any pension benefits from PSE&G in accordance with the following schedule:

                                                   Additional Years
               Date of Termination of Employment       of Credited Service
               ---------------------------------       ------------------
               On or after DOE plus 5 years and
                 prior to DOE plus 6 years                  13

               On or after DOE plus 6 years and
                 prior to DOE plus 7 years                  15

               On or after DOE plus 7 years and
                 prior to DOE plus 8 years                  17

               On or after DOE plus 8 years and
                 prior to DOE plus 9 years                  19

               On or after DOE plus 9 years and
                 prior to DOE plus 10 years                 21

               On or after DOE plus 10 years                23

               The additional credited service shown in the table above is not cumulative, but is applied from the table depending upon when you retire. For example, assuming you are currently age 47, the additional credited service set forth above, together with the Board's current policy of granting 5 years of additional credited service to officers who retire between age 60 and age 65 - 1/2, and your actual credited service, will afford you a total of 41 years of credited service at age 60, and 46 years of credited service at age 65, dependent upon your actual date of birth and DOE. You will be a participant in PSE&G's Pension Plan and in its Limited Supplemental Death Benefits and Retirement Plan. The Limited Plan provides a retirement benefit of a percentage of final average compensation as defined in the Plan that is equal to credited service plus 30 years. This would result in a target retirement benefit of 71% (41 years plus 30) at age 60 and 75% at age 64 (the maximum replacement value under the program) times final average compensation, adjusted for any survivorship benefit you may choose, and reduced by Social Security benefits and pensions from other employers as provided in the Plan. Under these pension programs as presently in effect, you would be eligible to retire at age 56 with a reduced pension, or at age 57 with an unreduced pension, dependent upon your actual date of birth and DOE. Specifically, the amount of your pension or survivorship benefits paid by your present employer (or any other employer) shall be deducted from the pension benefits payable to you or your beneficiary by PSE&G on account of such service with your present employer (or other employer).

               11. In recognition of your need for an automobile for business purposes, PSE&G will provide you with a full size American made automobile (Oldsmobile, Buick or other comparable model) and shall provide the related maintenance, repairs, insurance and costs of operation thereof.
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               12.  As part of PSE&G's requirement for a work force that
          is free from the influence of foreign chemical substances, you will be equired to complete a medical examination which will include definitive analysis of freshly voided urine specimen for the presence of commonly abused drugs, including marijuana.

               If the foregoing is in accordance with your understanding, please sign the enclosed copy of this letter and return it to me.


                                   Sincerely,

                                   By:  M. PETER MELLETT
                                   ---------------------------
                                       M. Peter Mellett
                                   Vice President - Human Resources

Agreed to this 31st day
of May, 1995

By: ELBERT C. SIMPSON
-------------------------
Elbert C. Simpson